NJ Tax Exempt Money Market Fund Shareholder Report Proxy Voting Results

At a special meeting of shareholders on July 2, 2009, fund shareholders approved the following two proposals:


Proposal 1- Elect trustees for each fund.*

The individuals listed in the table below were elected as trustees for each fund. All trustees with the exception of Messrs. McNabb and Volanakis (both of whom already served as directors of The Vanguard Group, Inc.) served as trustees to the funds prior to the shareholder meeting.



Trustee                              For         Withheld     Percentage For
John J. Brennan            1,799,309,158       89,530,746              95.3%
Charles D. Ellis           1,785,404,928      103,434,976              94.5%
Emerson U. Fullwood        1,784,614,784      104,225,120              94.5%
Rajiv L. Gupta             1,786,817,474      102,022,430              94.6%
Amy Gutmann                1,784,836,244      104,003,659              94.5%
JoAnn Heffernan Heisen     1,790,492,124       98,347,779              94.8%
F. William McNabb III      1,798,526,956       90,312,947              95.2%
Andre F. Perold            1,791,546,847       97,293,056              94.8%
Alfred M. Rankin, Jr.      1,790,181,098       98,658,806              94.8%
Peter F. Volanakis         1,797,216,693       91,623,210              95.1%

* Results are for all funds within the same trust.

Proposal 2: - Update and standardize the funds' fundamental policies regarding:

(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c) Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.

The revised fundamental policies are clearly stated and simple, yet comprehensive, making oversight and compliance more efficient than under the former policies. The revised fundamental policies will allow the funds to respond more quickly to regulatory and market changes, while avoiding the costs and delays associated with successive shareholder meetings.


                For     Abstain         Against         Broker        Percentage
                                                        Non-Votes            For

NJ Tax Exempt Money Market Fund

2a      1,574,905,108  45,819,571   130,461,773        26,403,891          88.6%
2b      1,574,519,317  52,464,614   124,202,522        26,403,891          88.6%
2c      1,544,615,886  51,311,960   155,258,606        26,403,892          86.9%
2d      1,530,146,612  53,437,523   167,602,318        26,403,891          86.1%
2e      1,523,538,006  49,328,816   178,319,631        26,403,891          85.7%
2f      1,555,710,361  56,488,725   138,987,367        26,403,891          87.5%
2g      1,601,906,551  53,351,246    95,928,655        26,403,891          90.1%


NJ Long Term Tax Exempt Fund

2a         94,777,762   1,871,408     5,987,622         8,612,768          85.2%
2b         94,786,146   2,339,716     5,510,932         8,612,766          85.2%
2c         93,033,133   2,222,194     7,381,465         8,612,768          83.6%
2d         93,358,162   2,061,473     7,217,157         8,612,767          83.9%
2e         93,135,130   2,207,364     7,294,298         8,612,767          83.7%
2f         93,652,600   2,329,488     6,654,703         8,612,768          84.2%
2g         95,715,322   2,494,715     4,426,758         8,612,766          86.0%